UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Initial Filing)

RUBY TUESDAY, INC.
(Name of Issuer)

Common Stock, $0.01 Par Value
(Title of Class of Securities)

781182100
(CUSIP Number)

February 3, 2009
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐         Rule 13d-1(b)
☒         Rule 13d-1(c)
☐         Rule 13d-1(d)

CUSIP No.  781182100

1	NAMES OF REPORTING PERSONS: Greek Investments, Inc.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Not Applicable

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Turks & Caicos Islands

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,677,811

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		2,677,811

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,677,811

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.1%[1]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	CO

________________________
[1]	Calculated on the basis of 52,844,974 shares of the Issuer’s Common Stock outstanding as of January 5, 2009.

CUSIP No.  781182100

1	NAMES OF REPORTING PERSONS: Maria Konstantinu

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Not Applicable

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Greece

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,677,811

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		2,677,811

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,677,811

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.1%[1]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

________________________
[1]	Calculated on the basis of 52,844,974 shares of the Issuer’s Common Stock outstanding as of January 5, 2009.

CUSIP No.  781182100

1	NAMES OF REPORTING PERSONS: Jorge Constantino

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Not Applicable

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Venezuela

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,677,811

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		2,677,811

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,677,811

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.1%[1]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

________________________
[1]	Calculated on the basis of 52,844,974 shares of the Issuer’s Common Stock outstanding as of January 5, 2009.

CUSIP No.  781182100

1	NAMES OF REPORTING PERSONS: Panayotis Constantino

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Not Applicable

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Venezuela

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,677,811

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		2,677,811

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,677,811

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.1%[1]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

________________________
[1]	Calculated on the basis of 52,844,974 shares of the Issuer’s Common Stock outstanding as of January 5, 2009.

CUSIP No.  781182100

1	NAMES OF REPORTING PERSONS: Athenea Constantino

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Not Applicable

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Venezuela

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,677,811

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		2,677,811

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,677,811

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.1%[1]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

________________________
[1]	Calculated on the basis of 52,844,974 shares of the Issuer’s Common Stock outstanding as of January 5, 2009.

Item 1(a).	Name of Issuer:

Ruby Tuesday, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

150 West Church Avenue
Maryville, Tennessee 37801

Item 2(a).	Names of Persons Filing:

Greek Investments, Inc.; Maria Konstantinu;
Jorge Constantino; Panayotis Constantino; Athenea Constantino

Item 2(b).	Addresses of Principal Business Offices or, if none, Residences:

The physical address of Greek Investments, Inc. is Harbour House Queen Street, Grand Turk, Turks and Caicos Islands; the mailing address is P.O. Box 10908, Caparra Heights Station, San Juan, Puerto Rico 00922-0908. The address of each of Maria Konstantinu, Jorge Constantino, Panayotis Constantino and Athenea Constantino is Zalokosta 14, Paleo Psihiko, Athens 15452, Greece.

Item 2(c).	Citizenship:

Reference is made to Item 4 of each of the cover pages to this Schedule 13G, which Items are incorporated by reference herein.

Item 2(d).	Title of Class of Securities:

Common Stock, $0.01 Par Value

Item 2(e).	CUSIP Number:

781182100

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

None apply.

Item 4.	Ownership:

Reference is made to Items 5 – 9 and 11 of each of the cover pages to this Schedule 13G, which Items are incorporated by reference herein.  Greek Investments, Inc. (“Greek”) is the registered owner of the securities reflected in this Schedule 13G (the “Securities”).  Each of Maria Konstantinu, Jorge Constantino, Panayotis Constantino and Athenea Constantino – mother and adult children, respectively, are jointly filing this Schedule 13G with Greek because each of them are directors, officers, agents or otherwise of Greek, and/or might be deemed, individually or in the aggregate, directly or indirectly, to beneficially own all of the securities of Greek, and therefore it is possible that they might be deemed to share the power to direct the voting and disposition of the Securities.

Item 5.	Ownership of Five Percent or Less of a Class:

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

Not applicable.

Item 8.	Identification and Classification of Members of the Group:

Not applicable.

Item 9.	Notice of Dissolution of Group:

Not applicable.

Item 10.	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March ____, 2009

GREEK INVESTMENTS, INC.

By: _____________________________________
Name: ___________________________________
Title: ____________________________________

________________________________________
MARIA KONSTANTINU

________________________________________
JORGE CONSTANTINO

________________________________________
PANAYOTIS CONSTANTINO

________________________________________
ATHENEA CONSTANTINO

Exhibit Index

Exhibit A	Joint Filing Undertaking

EXHIBIT A
JOINT FILING UNDERTAKING

The undersigned, being authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule, as it may be amended, jointly on behalf of such parties.

Dated:  March ____, 2009

GREEK INVESTMENTS, INC.

By: _____________________________________
Name: ___________________________________
Title: ____________________________________

________________________________________
MARIA KONSTANTINU

________________________________________
JORGE CONSTANTINO

________________________________________
PANAYOTIS CONSTANTINO

________________________________________
ATHENEA CONSTANTINO